[SFT Letterhead]





                                  May 28, 1999




Board of Directors
Ottawa Financial Corporation
245 Central Avenue
Holland, Michigan 49423


Members of the Board:

     We have acted as counsel to Ottawa Financial Corporation, a Delaware corporation (the "Corporation"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement") relating to 283,860 shares of the Corporation's common stock, par value $.01 per share (the "Common Stock"), to be offered pursuant to The Ottawa Financial Corporation 1995 Stock Option and Incentive Plan, as amended (the "Plan").

     In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plan and agreements thereto, the Corporation's Articles of Incorporation, Bylaws, resolutions of its Board of Directors and such other documents and corporate records as we deem appropriate for the purpose of giving this opinion.

     Based upon the foregoing, it is our opinion that:

         1. The shares of Common Stock being so registered have been duly authorized.

         2. The Common Stock covered by the Registration Statement will be, when and if issued, sold and paid for as contemplated by the Plan, legally issued and non-assessable shares of Common Stock of the Corporation.

     We hereby consent to the inclusion of our opinion as Exhibit 5 to the Registration Statement on Form S-8. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                            Very truly yours,

                                            /s/ SILVER, FREEDMAN & TAFF, L.L.P.